Exhibit 5.12

CONSENT OF C. MACDOUGALL

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Craig MacDougall
By:	Craig MacDougall, P. Geo.
SVP, Exploration
IAMGOLD Corporation

Dated: March 28, 2018